                                                                         ANNEX C

                              AMENDED AND RESTATED

                       AGREEMENT AND PLAN OF DISTRIBUTION

                                 BY AND BETWEEN

                                 GRANCARE, INC.

                                      AND

                               NEW GRANCARE, INC.

                                  DATED AS OF

                               SEPTEMBER 3, 1996


                               TABLE OF CONTENTS

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                                                                            PAGE
                                                                            ----
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 ARTICLE I. Definitions....................................................   1

    Section 1.1.  General.................................................    1
    Section 1.2.  Incorporation of Merger Agreement Definitions...........    6
    Section 1.3.  References; Interpretation..............................    6

 ARTICLE II. Distribution and Other Transactions; Certain Covenants........   6

    Section 2.1.  Transfer of Assets and Liabilities......................    6
                  (a)Certain Transactions.................................    6
                  (b)Stock Dividend to GranCare...........................    6
                  (c)Charters; Bylaws.....................................    6
                  (d)Directors; Officers..................................    6
                  (e)Certain Licenses and Permits.........................    6
                  (f)Transfer of Agreements...............................   10
                  (g)Services Agreement...................................   10
                  (h)Delivery of Shares to Transfer Agent.................   10
                  (i)Other Transactions...................................   10
    Section 2.2.  Certain Financial and Other Arrangements................    8
                  (a)Intercompany Accounts................................    8
                  (b)Operations in Ordinary Course........................    8
    Section 2.3.  Assumption of Indebtedness; Allocation of Expenses......    8
    Section 2.4.  Assumption and Satisfaction of Liabilities; Management
                   Responsibility for Shared Liabilities; Obligations,
                   Rights and Assets Relating to Shared Liabilities.......    9
    Section 2.5.  Resignations............................................   10
    Section 2.6.  Further Assurances......................................   10
    Section 2.7.  No Representations or Warranties........................   11
    Section 2.8.  Guarantees..............................................   11
    Section 2.9.  Witness Services........................................   11
    Section 2.10. Certain Post-Distribution Transactions..................   12
    Section 2.11. Directors and Officers Liability Insurance..............   12
    Section 2.12. Insurance...............................................   12
    Section 2.13. Ancillary Agreements....................................   12

 ARTICLE III. Indemnification..............................................  12

    Section 3.1.  Indemnification by GranCare.............................   12
    Section 3.2.  Indemnification by SNFCo................................   12
    Section 3.3.  Limitations on Indemnification Obligations..............   13
    Section 3.4.  Procedures for Indemnification..........................   13
    Section 3.5.  Indemnification Payments................................   14
    Section 3.6.  Other Adjustments.......................................   14
    Section 3.7.  Survival of Indemnities.................................   14

 ARTICLE IV. Access to Information.........................................  15

    Section 4.1.  Provision of Corporate Records..........................   15
    Section 4.2.  Access to Information...................................   15
    Section 4.3.  Reimbursement; Other Matters............................   15
    Section 4.4.  Confidentiality.........................................   15


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 ARTICLE V. Insurance.....................................................  16

    Section 5.1.  Policies and Rights Included Within Assets.............   16
    Section 5.2.  Post-Time of Distribution Claims Against SNFCo.........   16
    Section 5.3.  Administration; Other Matters..........................   17
                  (b)Allocation of Insurance Proceeds....................   17
    Section 5.4.  Agreement for Waiver of Conflict and Shared Defense....   18
    Section 5.5.  Cooperation............................................   18

 ARTICLE VI. Dispute Resolution...........................................  18

 ARTICLE VII. Miscellaneous...............................................  19

    Section 7.1.  Complete Agreement; Construction.......................   19
    Section 7.2.  Counterparts...........................................   19
    Section 7.3.  Survival of Agreements.................................   19
    Section 7.4.  Notices................................................   19
    Section 7.5.  Waivers................................................   19
    Section 7.6.  Amendments.............................................   19
    Section 7.7.  Assignment.............................................   20
    Section 7.8.  Successors and Assigns.................................   20
    Section 7.9.  Termination............................................   20
    Section 7.10. Subsidiaries...........................................   20
    Section 7.11. Third Party Beneficiaries..............................   20
    Section 7.12. Attorney Fees..........................................   20
    Section 7.13. Title and Headings.....................................   20
    Section 7.14. Schedules..............................................   20
    Section 7.15. Specific Performance...................................   20
    Section 7.16. Governing Law..........................................   21
    Section 7.17. Severability...........................................   21

            AMENDED AND RESTATED AGREEMENT AND PLAN OF DISTRIBUTION

  THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF DISTRIBUTION (the "Distribution Agreement"), dated as of September 3, 1996, by and between GranCare, Inc., a California corporation (the "Company" or "GranCare"), and New GranCare, Inc., a Delaware corporation ("SNFCo"), successor by reason of a merger of GCI Properties, Inc., a California corporation, with and into SNFCo.

                                  WITNESSETH:

  WHEREAS, the Company and Vitalink Pharmacy Services, Inc., a Delaware corporation ("Vitalink"), previously entered into an Agreement and Plan of Merger, dated as of September 3, 1996 as amended, (the "Merger Agreement"), providing for the merger (the "Merger") of the Company's Institutional Pharmacy Business with Vitalink;

  WHEREAS, prior to the Effective Time (as defined in the Merger Agreement) of the Merger the Company intends to transfer its Skilled Nursing Business (as hereinafter defined) to SNFCo in exchange for the issuance of shares of SNFCo Common Stock;

  WHEREAS, immediately prior to the Effective Time of the Merger, the Company's Board of Directors, subject to the approval of the Company's shareholders, expects to complete the Distribution (as hereinafter defined); and

  WHEREAS, the purpose of the Distribution is to make possible the Merger by divesting the Company of the Skilled Nursing Business, with which Vitalink is unwilling to merge, and this Distribution Agreement sets forth the various agreements between GranCare and SNFCo relating to the separation of the Institutional Pharmacy Business from the Skilled Nursing Business.

  NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound (subject to shareholder approval), the parties hereto hereby agree as follows:

                                  ARTICLE I.

                                  Definitions

  Section 1.1. General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

  "Action" shall mean any action, suit, claim, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency, body or commission or any arbitration tribunal.

  "Affiliate" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

  "Ancillary Agreements" shall mean all of the written agreements, instruments, understandings, assignments or other arrangements (other than this Distribution Agreement and the Merger Agreement) entered into in connection with the transactions contemplated hereby, including, without limitation, the Transfer and Assumption Instruments, the Employee Benefits Matters Agreement, the Tax Allocation Agreement, the Interim Services Agreement and the Non-competition Agreement; provided, however, that in no event shall any agreement constitute an Ancillary Agreement unless consented to by each of GranCare, SNFCo and Vitalink.

  "Assignee" shall have the meaning as defined in Section 2.1(f)(ii).

  "Claims Administration" shall mean the processing of claims made under the Company Policies, including, without limitation, the reporting of claims to the insurance carriers, as well as the management and defense of claims and providing for appropriate releases upon settlement of claims.

  "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, including any successor legislation.

  "Commission" shall mean the Securities and Exchange Commission.

  "Company Policies" shall mean all Policies which are or at any time were maintained by or on behalf of or for the benefit or protection of GranCare or SNFCo or any of their respective predecessors or Subsidiaries which relate to any Shared Liability, the Skilled Nursing Business or the Institutional Pharmacy Business, or current or past directors, officers, employees or agents of any of the foregoing businesses.

  "D&O Insurance Policies" shall have the meaning as defined in Section 2.11.

  "Distribution" shall mean the distribution on the Distribution Date to holders of record of shares of GranCare Common Stock as of the Distribution Record Date of the SNFCo Common Stock owned by GranCare on the basis of one share of SNFCo Common Stock for each outstanding share of GranCare Common Stock.

  "Distribution Agreement Dispute" shall have the meaning as defined in
Article VI.

  "Distribution Date" shall mean such date as may hereafter be determined by GranCare's Board of Directors as the date of which the Distribution shall be effected.

  "Distribution Record Date" shall mean such date as may hereafter be determined by GranCare's Board of Directors as the record date for determining the shareholders of GranCare entitled to receive the Distribution.

  "Employee Benefits Matters Agreement" shall mean the Agreement Respecting Employee Benefit Matters dated as of the Time of Distribution among GranCare and SNFCo setting forth the manner in which various employee benefit entitlements will be treated in connection with the Distribution.

  "GranCare Common Stock" shall mean the common stock, without par value per share, of GranCare.

  "GranCare Disclosure Statement" shall mean the Disclosure Statement delivered by GranCare to Vitalink contemporaneously with GranCare's execution and delivery of the Merger Agreement.

  "GranCare Indemnitees" shall mean GranCare, each Pharmacy Subsidiary, the directors and officers of GranCare and the Pharmacy Subsidiaries and each of the heirs, executors, successors and assigns of any of the foregoing.

  "HRPT" shall mean Health and Retirement Properties Trust

  "HRPT Consent" shall have the meaning set forth under the definition of "Institutional Pharmacy Liabilities."

  "Indemnifiable Losses" shall mean any and all losses, liabilities, claims, damages, demands, reasonable costs or expenses (including, without limitation, attorneys' fees and any and all out-of-pocket expenses) whatsoever reasonably incurred in investigating, preparing for or defending against any Actions or potential Actions.

  "Indemnifying Party" shall have the meaning as defined in Section 3.3.

  "Indemnitee" shall have the meaning as defined in Section 3.3.

  "Institutional Pharmacy Business" shall mean the business of providing pharmaceutical supplies and services primarily to health care institutions such as the Skilled Nursing Business conducted by GranCare and its Pharmacy Subsidiaries.

  "Institutional Pharmacy Assets" shall mean, collectively, all the rights and assets of GranCare and its Subsidiaries that are used primarily in the conduct of the Institutional Pharmacy Business, including, without limitation, (i) the assets included on the balance sheet of GranCare as of May 31, 1996, prepared on a pro forma basis giving effect to the Distribution and included in the GranCare Disclosure Statement attached to the Merger Agreement, and not disposed of in the ordinary course of business prior to the Time of Distribution, (ii) any assets acquired by GranCare or any of its Subsidiaries that are used primarily in the conduct of the Institutional Pharmacy Business from May 31, 1996, to the Time of Distribution and not disposed of in the ordinary course of business, (iii) all the outstanding capital stock or other interests of GranCare in the Subsidiaries listed on Schedule 1.1(b), (iv) rights arising pursuant to the Company Policies to the extent set forth in
Article V hereof and (v) the cash proceeds received upon exercise prior to the Time of Distribution of any stock options to acquire GranCare Common Stock. Notwithstanding the foregoing, the Institutional Pharmacy Assets shall not include any assets retained by SNFCo or any of the SNFCo Subsidiaries pursuant to the terms of any Ancillary Agreement.

  "Institutional Pharmacy Liabilities" shall mean, collectively, (i) the Liabilities included on the balance sheet of GranCare as of May 31, 1996, prepared on a pro forma basis giving affect to the Distribution and included in the GranCare Disclosure Statement attached to the Merger Agreement, and any Liabilities of the same kind or nature incurred by GranCare or any of its Subsidiaries relating primarily to or arising primarily in connection with the conduct of the Institutional Pharmacy Business from May 31, 1996, to the Time of Distribution other than indebtedness for borrowed money except as may otherwise be provided for elsewhere herein, (ii) up to $10.0 million payable to HRPT in order to obtain HRPT's consent with respect to the transactions contemplated by this Agreement and the Merger Agreement (the "HRPT Consent"),
(iii) all the Liabilities of GranCare and the Pharmacy Subsidiaries, if any, under this Distribution Agreement and any of the Ancillary Agreements, (iv) all the Liabilities of GranCare or its Subsidiaries (whenever arising whether prior to, at or following the Time of Distribution) to the extent the Liabilities arise out of or in connection with or otherwise relate primarily to (a) the management or conduct before or after the Time of Distribution of the Institutional Pharmacy Business or (b) any properties owned, leased, operated or otherwise used primarily in the conduct of the Institutional Pharmacy Business, (v) the obligation of GranCare to promptly pay for any Senior Subordinated Notes tendered pursuant to the Tender Offer (including any premium related thereto) and to discharge the obligation arising in connection with any Senior Subordinated Notes not so tendered, (vi) the indebtedness outstanding at the Time of Distribution that is listed on Schedule 2.3 (the Liabilities listed in clauses (i) through (vi) above being collectively referred to as the "True GranCare Liabilities"), (vii) one-half ( 1/2) of the amount of all Shared Liabilities unless otherwise allocated in this Distribution Agreement and (viii) Liabilities as a result of the breach of Vitalink's representations and warranties set forth in Section 3.08 of the Merger Agreement. Notwithstanding the foregoing, Institutional Pharmacy Liabilities shall not include any Liabilities arising in connection with amounts payable to Long Term Care Pharmaceutical Services Corporation I and Long Term Care Pharmaceutical Services Corporation III (collectively, "LTC") by GranCare in excess of $2.5 million, ("LTC Liabilities") pursuant to the terms of an agreement between LTC and GranCare (the "LTC Agreement").

  "Insurance Administration" shall mean, with respect to each Company Policy, the accounting for Insurance Proceeds, premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of each of the Company Policies; and the report to excess insurance carriers of any losses or claims which may cause the per-occurrence, per claim or aggregate limits of any Company Policy to be exceeded, and the distribution of Insurance Proceeds as contemplated by this Distribution Agreement.

  "Insurance Proceeds" shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured.

  "Insured Claims" shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Company Policies, whether or not subject to deductibles, co-insurance, uncollectability or premium adjustments, but only to the extent that such Liabilities are within applicable Company Policy limits, including aggregates.

  "Liabilities" shall mean any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, order or consent decree of any court, any governmental or other regulatory or administrative agency or commission or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking.

  "LTC Agreement" shall have the meaning set forth under the definition of "Institutional Pharmacy Liabilities."

  "LTC Liabilities" shall have the meaning set forth under the definition of "Institutional Pharmacy Liabilities."

  "Non-competition Agreement" shall mean the agreement dated as of the Time of Distribution between Parent (as defined in the Merger Agreement), Vitalink and SNFCo setting forth the basis for the intercompany relationships that shall exist between and among the parties during the term of such agreement.

  "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

  "Pharmacy Subsidiaries" shall mean those subsidiaries of GranCare listed on
Schedule 1.1(b) hereto.

  "Policies" shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including, without limitation, primary, excess and umbrella policies, comprehensive general liability, fiduciary liability, automobile, aircraft, property and casualty, environmental, workers' compensation and employee dishonesty insurance policies and bonds and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

  "Proxy Statement/Prospectus" shall mean the Proxy Statement/Prospectus contained in the Registration Statement on Form S-4 relating to the shares of Vitalink Common Stock to be issued in connection with the Merger sent to the holders of shares of GranCare Common Stock in connection with obtaining shareholder approval of, inter alia, the Distribution and the Merger, including any amendment or supplement thereto.

  "Records" shall have the meaning as defined in Section 4.1(a).

  "Services Agreement" shall mean the Interim Services Agreement dated as of the Time of Distribution by and between SNFCo and GranCare pursuant to which SNFCo shall provide, for the benefit of Vitalink (as the successor to GranCare), such services as may be requested from time to time by Vitalink as were provided on a centralized basis by GranCare for the benefit of GranCare and its Subsidiaries prior to the Distribution.

  "Senior Subordinated Notes" shall have the meaning as defined in the Merger Agreement.

  "Settling Party" shall have the meaning as defined in Section 2.4(b).

  "Shared Liability" means any Liability of the parties hereto or their respective Subsidiaries (whether arising prior to, at or following the Time of Distribution) (i) which is not a True GranCare Liability or True

SNFCo Liability or (ii) the responsibility for which is allocated between GranCare and SNFCo in this Distribution Agreement or the Ancillary Agreements. Shared Liability includes, without limitation, the Shared Liabilities listed on Schedule 1.1(c) hereto.

  "Shared Transaction Expenses" shall have the meaning as defined in Section 2.3(d).

  "Shared Transaction Expense Settlement Amount" shall have the meaning as defined in Section 2.3(d).

  "Skilled Nursing Assets" shall mean, collectively, all the rights and assets of GranCare and its Subsidiaries immediately prior to the Time of Distribution that are not Institutional Pharmacy Assets, including, without limitation, (i) all outstanding capital stock or other interests of SNFCo in the SNFCo Subsidiaries listed on Schedule 1.1(a), (ii) the right to the name "GranCare" and the other trademarks, trade names, logos, symbols and similar marks listed in Schedule 1.1(d) and (iii) rights arising pursuant to the Company Policies to the extent set forth in Article V hereof. Notwithstanding the foregoing, the Skilled Nursing Assets shall not include any assets retained by GranCare or any of the Pharmacy Subsidiaries pursuant to the terms of any Ancillary Agreement.

  "Skilled Nursing Business" shall mean the skilled nursing, contract management, home health and assisted living business conducted by GranCare, SNFCo and their respective Subsidiaries and successors.

  "Skilled Nursing Liabilities" shall mean, collectively, (i) all of the Liabilities of GranCare and its Subsidiaries immediately prior to the Time of Distribution (which shall include any LTC Liabilities and any Liabilities to HRPT (other than the fees associated with obtaining the HRPT Consent) other than the Institutional Pharmacy Liabilities, (ii) all the Liabilities of SNFCo and the SNFCo Subsidiaries, if any, under this Distribution Agreement and any of the Ancillary Agreements (the Liabilities listed in clauses (i) through (ii) above being collectively referred to as the "True SNFCo Liabilities"),
(iii) one-half (1/2) of the amount of all Shared Liabilities, unless otherwise allocated in this Distribution Agreement and (iv) Liabilities as a result of the breach of GranCare's representations and warranties set forth in Section
4.09 of the Merger Agreement.

  "SNFCo Common Stock" shall mean the common stock of SNFCo.

  "SNFCo Indemnitees" shall mean SNFCo, each SNFCo Subsidiary, the directors and officers of SNFCo and the SNFCo Subsidiaries and each of the heirs, executors, successors and assigns of any of the foregoing.

  "SNFCo Subsidiaries" shall mean all of the subsidiaries of GranCare other than SNFCo and the Pharmacy Subsidiaries, including, without limitation, those Subsidiaries listed on Schedule 1.1(a) hereto.

  "Solicitation" shall have the meaning set forth in Section 2.3(b).

  "Subsidiary" shall mean any Person of which another Person (i) owns, directly or indirectly, ownership interests sufficient to elect a majority of the Board of Directors (or persons performing similar functions (irrespective of whether at the time any other class or classes of ownership interests of such Person shall or might have such voting power upon the occurrence of any contingency)) or (ii) is a general partner or an entity performing similar functions (e.g., a trustee).

  "Tax" shall mean all Federal, state, local and foreign taxes and assessments of any kind, including all interest, penalties and additions imposed with respect to such amounts.

  "Tax Allocation Agreement" shall mean the Tax Allocation and Indemnification Agreement dated as of the Time of Distribution among GranCare and SNFCo and the other Subsidiaries of GranCare named therein.

  "Tender Offer" shall have the meaning set forth in Section 2.3(b).

  "Third Party Claim" shall have the meaning as set forth in Section 3.4.

  "Time of Distribution" shall mean the time on the Distribution Date as of which the Distribution is effective, and unless otherwise agreed between the parties, shall be immediately prior to the Effective Time.

  "Transfer Agent" shall mean American Stock Transfer & Trust Company.

  "Transfer and Assumption Instruments" shall mean, collectively, the various agreements, instruments and other documents to be entered into among or between any of GranCare, SNFCo, the Pharmacy Subsidiaries and the SNFCo Subsidiaries and approved by Vitalink (which approval shall not be unreasonably withheld) to effect the transfer of assets and the assumption of Liabilities relating to the Skilled Nursing Business and the Institutional Pharmacy Business in the manner contemplated by this Distribution Agreement, including, without limitation, real estate transfer documents and leases and all other instruments, documents and agreements delivered in accordance with
Section 2.6 hereof.

  "True GranCare Liabilities" shall have the meaning as set forth under "Institutional Pharmacy Liabilities."

  "True SNFCo Liabilities" shall have the meaning as set forth under "Skilled Nursing Liabilities."

  "Vitalink Common Stock" shall mean the common stock, $.01 par value per share, of Vitalink.

  Section 1.2. Incorporation of Merger Agreement Definitions. Except to the extent set forth herein, capitalized terms used herein shall have the same definitions as such terms have in the Merger Agreement.

  Section 1.3. References; Interpretation. References to a "Schedule" or an "Exhibit" are, unless otherwise specified, to one of the Schedules or Exhibits attached to this Distribution Agreement, and references to a "Section" are, unless otherwise specified, to one of the Sections of this Distribution Agreement.

                                  ARTICLE II.

            Distribution and Other Transactions; Certain Covenants

  Section 2.1. Transfer of Assets and Liabilities.

  (a) Certain Transactions. On or prior to the Distribution Date GranCare shall, on behalf of itself and its Subsidiaries, transfer to SNFCo all of GranCare's and its Subsidiaries' right, title and interest in the Skilled Nursing Assets in the manner contemplated by the internal restructuring plan attached hereto as Exhibit A and incorporated herein by reference and SNFCo shall assume the Skilled Nursing Liabilities.

  (b) Stock Dividend to GranCare. On or prior to the Distribution Date SNFCo shall issue to GranCare as a stock dividend such number of shares of SNFCo Common Stock as shall be required to effect the Distribution, as certified by the Transfer Agent. In connection therewith GranCare shall deliver to SNFCo for cancellation the share certificate currently held by GranCare representing shares of SNFCo Common Stock.

  (c) Charters; Bylaws. On or prior to the Distribution Date all necessary actions shall have been taken to provide for the adoption of the form of Articles of Incorporation and Bylaws to be filed by SNFCo with the Commission.

  (d) Directors; Officers. On or prior to the Distribution Date, GranCare, as the sole shareholder of SNFCo, (i) shall have taken all necessary action by written consent to elect to the Board of Directors of SNFCo, the individuals to be identified in the Proxy Statement/Prospectus as directors of SNFCo, effective upon the Distribution, and (ii) shall have caused the directors of SNFCo to elect as officers of SNFCo the individuals to be identified in the Proxy Statement/Prospectus as the officers of SNFCo, effective upon the Distribution.

  (e) Certain Licenses and Permits. On or prior to the Distribution Date or as soon as reasonably practicable thereafter, all transferrable licenses, permits and authorizations issued by governmental or regulatory entities which relate to the Skilled Nursing Business but which are held in the name of GranCare or any of the Pharmacy Subsidiaries which licenses, permits and authorizations are listed on Schedule 2.1(e), shall be duly and validly transferred by GranCare (or such Pharmacy Subsidiaries) to SNFCo or such SNFCo Subsidiary as SNFCo may designate.

  (f) Transfer of Agreements.

    (i) On or prior to the Distribution Date or as soon as reasonably practicable thereafter, subject to the limitations set forth in this
  Section 2.1(f), GranCare will, and it will cause the Pharmacy Subsidiaries to, assign, transfer and convey to SNFCo or such SNFCo Subsidiary as SNFCo may designate, all of GranCare's or such Pharmacy Subsidiary's respective right, title and interest in and to any and all agreements that do not relate primarily to the Institutional Pharmacy Business, to the extent such agreements were not previously so transferred in connection with the transactions contemplated by Section 2.1(a) hereof.

    (ii) The assignee of any agreement assigned, in whole or in part, hereunder (an "Assignee") shall assume and agree to pay, perform, and fully discharge all obligations of the assignor under such agreement and shall indemnify the assignor against any and all liabilities in connection therewith.

    (iii) Notwithstanding anything in this Distribution Agreement to the contrary, this Distribution Agreement shall not constitute an agreement to assign any agreement, in whole or in part, or any rights thereunder if the agreement to assign or any attempted assignment, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of the Assignee thereof; provided, however, that the provisions of Section 2.6 shall be applicable thereto.

  (g) Services Agreement. On or before the Distribution Date, GranCare and SNFCo will execute and deliver the Services Agreement setting forth the terms upon which SNFCo shall, subsequent to the Time of Distribution, provide such centralized back office support services to GranCare (and Vitalink as the successor to GranCare) as may be determined by the parties to be appropriate and as may be requested by Vitalink from time to time until such time (not to exceed the term established in such agreement) as Vitalink (as the successor to GranCare) shall no longer require such services.

  (h) Delivery of Shares to Transfer Agent. GranCare shall deliver to the Transfer Agent the share certificates representing the shares of SNFCo Common Stock issued to GranCare by SNFCo pursuant to Section 2.1(b) and shall instruct the Transfer Agent to distribute, on or as soon as practicable following the Time of Distribution, such SNFCo Common Stock to holders of record of shares of GranCare Common Stock on the Distribution Record Date as further contemplated by the Proxy Statement/Prospectus and herein. SNFCo shall provide all share certificates that the Transfer Agent shall require in order to effect the Distribution.

  (i) Other Transactions.

    (i) On or prior to the Distribution Date, or as soon thereafter as is reasonably practical, GranCare will, and it will cause the Pharmacy Subsidiaries (other than SNFCo or any of the SNFCo Subsidiaries) to, assign, transfer and convey to SNFCo (or such SNFCo Subsidiary as SNFCo may direct) all of GranCare's right, title and interest in and to (a) all items of GranCare's intellectual property except for those items listed on
  Schedule 2.1(i), which shall be retained by GranCare, (b) all of the various assets listed on GranCare's General Ledger Account Number 1.01 except for those specific assets listed on Schedule 2.1(i), which shall be retained by GranCare, and (c) all real estate leases, utility accounts, trade organization memberships, vendor service contracts, warranty contracts and items of a similar nature except for those items listed on
  Schedule 2.1(i), which shall be retained by GranCare.

    (ii) On or prior to the Distribution Date, GranCare and the Pharmacy Subsidiaries shall take or cause to be taken such action as shall be necessary to assign and transfer all pending litigation, arbitration, mediation and matters of a similar nature ("Pending Litigation Matters") to SNFCo or such SNFCo Subsidiary as SNFCo may designate, including, without limitation, instructing counsel of record to enter appropriate motions or pleadings to accomplish the foregoing, except for such Pending Litigation Matters as are listed on Schedule 2.1(i), which shall be retained by GranCare. SNFCo and GranCare will each indemnify the other against any and all liabilities, costs and expenses incurred in connection with any of the Pending Litigation Matters for which it is responsible pursuant to this
  Section 2.1(ii) following the Time of Distribution and each of GranCare and SNFCo shall, subsequent to the Time of Distribution, be solely responsible for the prosecution, defense, settlement or other conduct of Pending Litigation Matters as are to be retained by each of them pursuant to this
  Section 2.1(ii).

  Section 2.2. Certain Financial and Other Arrangements.

  (a) Intercompany Accounts. At the Time of Distribution, all intercompany receivables, payables and loans (other than receivables, payables and loans otherwise specifically provided for in any of the Ancillary Agreements or hereunder), including, without limitation, in respect of any cash balances, any cash balances representing deposited checks or drafts for which only a provisional credit has been allowed or any cash held in any centralized cash management system, between GranCare and any of its Subsidiaries (other than the Pharmacy Subsidiaries), on the one hand, and the Pharmacy Subsidiaries, on the other hand, shall be netted out, in each case in such manner and amount as may be agreed in writing by duly authorized representatives of GranCare, Vitalink and SNFCo and the resulting net balance due from the Pharmacy Subsidiaries to GranCare and any of its Subsidiaries (other than the Pharmacy Subsidiaries) shall be contributed to the appropriate Pharmacy Subsidiaries as additional capital.

  (b) Operations in Ordinary Course. Each of GranCare and SNFCo covenants and agrees that, except as otherwise provided in any Ancillary Agreement, during the period from the date of this Distribution Agreement through the Time of Distribution, it will, and will cause any entity that is a Subsidiary of such party at any time during such period to, conduct its business in a manner substantially consistent with current and past operating practices and in the ordinary course, including, without limitation, with respect to the payment and administration of accounts payable and the collection and administration of accounts receivable, the purchase of capital assets and equipment, the management of inventories, cash management practices, the allocation of interest, corporate overhead, costs of legal, insurance and other centralized functions and shall, at all times prior to the Time of Distribution, conduct its business in a manner consistent with the provisions of Section 5.01 of the Merger Agreement.

  Section 2.3. Assumption of Indebtedness; Allocation of Expenses.

  (a) GranCare and SNFCo shall take such action as shall be necessary or appropriate to cause SNFCo to assume all of the items of GranCare's consolidated indebtedness other than those items listed on Schedule 2.3(a).

  (b) Prior to the Time of Distribution, GranCare shall undertake an offer to purchase (the "Tender Offer") all of its outstanding Senior Subordinated Notes at a price not to exceed $1,090.00 for each $1,000 principal amount of such Senior Subordinated Notes and, in connection therewith, to solicit (the "Solicitation") consents to obtain the approval of the holders of the required principal amount of such Senior Subordinated Notes to the transactions contemplated by this Distribution Agreement and the Merger Agreement and to such modifications in the covenants contained in the Note Indenture (as defined in the Merger Agreement) as may be reasonably requested by Vitalink. All of the fees, expenses and costs incurred in connection with the Tender Offer and the Solicitation (including the premium payable upon repurchase of the Senior Subordinated Notes repurchased in the Tender Offer) will constitute Shared Transaction Expenses.

  (c) On or prior to the Distribution Date, GranCare shall take such action as shall be necessary to redeem the Debentures (as defined in the Merger Agreement) at a redemption price not to exceed 104.55% of the outstanding principal amount thereof as of the date of this Distribution Agreement plus accrued and unpaid interest thereon to the date of redemption. The redemption premium incurred by GranCare in connection with accomplishing such redemption shall be shared equally by GranCare and SNFCo (and Vitalink as the successor to GranCare) but SNFCo shall be solely responsible for the payment of any accrued interest to the date of redemption.

  (d) In connection with accomplishing the various transactions contemplated by the Merger Agreement, this Distribution Agreement and the Ancillary Agreements, SNFCo (on behalf of itself and GranCare) and Vitalink each shall be responsible for one-half of the total documented fees, expenses and other items of cost of SNFCo, GranCare and Vitalink set forth on Schedule 2.3(d) (the "Shared Transaction Expenses"). As soon as reasonably practical following the Effective Time of the Merger, representatives of SNFCo and Vitalink each shall submit to the other appropriate documentation substantiating the nature and amount of all Shared Transaction Expenses actually incurred and paid by SNFCo (on behalf of itself and GranCare) and Vitalink, respectively. The amounts of Shared Transaction Expenses actually paid by each of SNFCo and Vitalink shall be netted out in the manner hereinafter described and SNFCo or Vitalink, whichever shall have paid the least amount of Shared Transaction Expenses, shall reimburse the other pursuant to the provisions of Section 2.3(e) hereof in an amount (the "Shared Transaction Expense Settlement Amount") equal to one-half of the difference between (i) the amount of Shared Transaction Expenses paid by SNFCo minus (ii) the amount of Shared Transaction Expenses paid by Vitalink. If the result obtained from the foregoing calculation is a negative number, then SNFCo shall reimburse Vitalink pursuant to the provisions of Section 2.3(e) hereof in an amount equal to one-half of the aggregate difference so determined. All Shared Transaction Expenses actually paid by GranCare prior to the Time of Distribution shall be deemed to have been paid by SNFCo for purposes of this Section 2.3(d). Except as set forth in Schedule 2.3(d) or as otherwise contemplated by Section 5.11 of the Merger Agreement, GranCare and SNFCo, on the one hand, and Vitalink, in its individual capacity and not as the successor to GranCare, will each be solely responsible for their respective fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement, this Distribution Agreement and the Ancillary Agreements.

  (e) Immediately following the determination of the Shared Transaction Expense Settlement Amount, representatives of Vitalink and SNFCo also shall determine jointly the total outstanding indebtedness (determined in accordance with generally accepted accounting principles consistently applied) of the Institutional Pharmacy Business as of the Effective Time of the Merger being assumed by Vitalink (which shall be deemed to include, without duplication, $100.0 million representing the Senior Subordinated Notes tendered in the Tender Offer or assumed in the Merger and up to $10.0 million in fees paid to obtain the HRPT Consent), an amount equal to the amount of GranCare's indebtedness incurred in connection with the acquisition of Institutional Pharmacy Businesses during the period commencing on June 1, 1996 and ending at the Time of Distribution (all of the foregoing amounts hereinafter referred to collectively as "Closing Debt") and the amount of GranCare's cash and cash equivalents as of the Effective Time of the Merger (excluding cash attributable to the exercise of GranCare Options and warrants to purchase GranCare Common Stock occurring after the date hereof and prior to the Effective Time and excluding any cash attributable to checks or similar instruments outstanding and subject to collection) ("Cash"). As soon as practicable after the Effective Time of the Merger, Vitalink shall pay to SNFCo an amount equal to the difference between (i) the sum of (A) $88,383,000 plus (B) the total purchase price paid by SNFCo in connection with the acquisition of Institutional Pharmacy Businesses approved by Vitalink during the period commencing on June 1, 1996 and ending at the Time of Distribution, including, without limitation, the total purchase price paid in connection with the acquisition of Emery Pharmacy, Inc., plus (C) the Shared Transaction Expense Settlement Amount (or less such amount if such amount is a negative number) plus (D) an amount equal to GranCare's Cash minus (ii) the sum of (A) the amount of Closing Debt plus (B) $6.0 million. If the result obtained by subtracting the sum determined pursuant to subclause 2.3(e)(ii) from the sum determined pursuant to subclause 2.3(e)(i) is a negative amount, then such amount shall be paid by SNFCo to Vitalink and used by Vitalink to pay liabilities to creditors of GranCare assumed by Vitalink in the Merger. All payments to be made pursuant to this Section 2.3(e) shall be made by wire transfer of immediately available funds to an account designated by the recipient of such payment.

  Section 2.4. Assumption and Satisfaction of Liabilities; Management Responsibility for Shared Liabilities; Obligations, Rights and Assets Relating to Shared Liabilities.

  (a) Except as otherwise specifically set forth in any Ancillary Agreement, from and after the Time of Distribution, (i) GranCare shall, and shall cause the Pharmacy Subsidiaries and any and all successors and assigns to assume, pay, perform and discharge all Institutional Pharmacy Liabilities as and when due, and

(ii) SNFCo shall, and shall cause the SNFCo Subsidiaries and any and all successors and assigns to assume, pay, perform and discharge all Skilled Nursing Liabilities as and when due.

  (b) GranCare and SNFCo (and Vitalink as successor to GranCare) shall each direct its own defense of any Shared Liability at its own expense; provided, however, that (i) each party shall provide the other with copies of all pleading, motions, items of correspondence and other documentation pertaining to any Shared Liability contemporaneously with the first release of any such material and (ii) no party hereto (or its successor) will admit any liability with respect to, or settle, compromise or discharge, any Shared Liability without the other party's prior written consent (which consent shall not be unreasonably withheld) except as hereinafter provided. Any party seeking to settle, compromise or discharge a Shared Liability (a "Settling Party") shall have the right to settle, compromise or discharge a Shared Liability without the other party's consent if the Settling Party releases the non-settling party from any obligation in respect of such Shared Liability and indemnifies the non-settling party against any and all liabilities in connection therewith and such settlement, compromise or discharge would not otherwise adversely affect the non-settling party.

  (c) Upon the compromise, settlement or other resolution of any Shared Liability, SNFCo and GranCare (and Vitalink as the successor to GranCare) shall share in any obligation or liability arising as a result thereof in the same proportion in which the Shared Liability is shared. The parties hereto shall share in any rights and assets (including, without limitation, recoveries, claims, rights of subrogation and proceeds of asset sales) that relate to Shared Liabilities in the same proportions in which the related Shared Liability is shared.

  Section 2.5. Resignations. GranCare shall cause all its officers who shall not continue as employees of SNFCo subsequent to the Time of Distribution to resign, effective as of the Time of Distribution, from all positions as directors or officers of SNFCo or as officers or directors of any SNFCo Subsidiary in which they serve. SNFCo shall cause all its officers who shall not continue as employees of GranCare subsequent to the Time of Distribution to resign, effective as of the Time of Distribution, from all positions as directors or officers of GranCare or as officers or directors of any Pharmacy Subsidiary in which they serve.

  Section 2.6. Further Assurances.

  (a) In case at any time after the Time of Distribution any further action is reasonably necessary or desirable to carry out the purposes of this Distribution Agreement and the Ancillary Agreements, the proper officers of each party to this Distribution Agreement shall take, or cause the proper officers of their respective Subsidiaries to take, all such necessary action. Without limiting the foregoing, GranCare and SNFCo shall use their commercially reasonable efforts to obtain all required consents and approvals of third parties, to enter into all amendatory agreements and to make all filings and applications that may be required for the consummation of the transactions contemplated by this Distribution Agreement, the Merger Agreement and the Ancillary Agreements, including, without limitation, all applicable governmental and regulatory filings.

  (b) In the event that subsequent to the Time of Distribution, GranCare or any Pharmacy Subsidiaries shall either (i) receive written notice from SNFCo that certain specified assets or Liabilities of GranCare or any Pharmacy Subsidiaries which properly constitute Skilled Nursing Assets or Skilled Nursing Liabilities were not transferred to SNFCo on or prior to the Time of Distribution or (ii) determine that certain assets or Liabilities of GranCare or any Pharmacy Subsidiaries which constitute Skilled Nursing Assets or Skilled Nursing Liabilities were not transferred to SNFCo on or prior to the Time of Distribution, then as promptly as practical thereafter, GranCare shall, and shall cause the Pharmacy Subsidiaries to, take all steps reasonably necessary to (A) transfer and deliver any and all of such assets to SNFCo without the payment by SNFCo of any consideration therefor or (B) assign and transfer any and all such Liabilities to SNFCo which shall assume and discharge the same without payment to or by GranCare of any consideration in respect thereof. In the event that, subsequent to the Time of Distribution, SNFCo or any SNFCo Subsidiaries shall either (i) receive written notice from GranCare or any of the Pharmacy Subsidiaries that certain specified assets or Liabilities were transferred to SNFCo which properly constitute Institutional Pharmacy Assets or Institutional Pharmacy Liabilities or (ii) determine that certain assets or Liabilities of SNFCo which constitute Institutional Pharmacy Assets or Institutional Pharmacy Liabilities were transferred to SNFCo, then as promptly as practicable thereafter, SNFCO shall, and shall cause the SNFCo Subsidiaries to, take all steps reasonably necessary to (A) transfer and deliver any and all such assets to GranCare or the Pharmacy Subsidiaries without the payment by GranCare of any consideration therefor or (B) assign and transfer any and all such liabilities to GranCare which shall assume and discharge the same without payment to or by SNFCo of any consideration in respect thereof.

  (c) Nothing in this Distribution Agreement shall be deemed to require the transfer of any assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred; provided, however, that the parties hereto and their respective Subsidiaries shall cooperate to seek to obtain any necessary consents or approvals for the transfer of all assets and Liabilities contemplated to be transferred pursuant to this Article II. In the event that any such transfer of assets or Liabilities has not been consummated as of the Time of Distribution, from and after the Time of Distribution the party retaining such asset shall hold such asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) or retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, as the case may be, and take such other action as may be reasonably requested by the party to whom such asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as is reasonably possible, in the same position as would have existed had such asset or Liability been transferred as contemplated hereby. As and when any such asset or Liability becomes transferable, such transfer shall be effected forthwith. As of the Time of Distribution, each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the assets held by it, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Distribution Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Distribution Agreement.

  Section 2.7. No Representations or Warranties. Each of the parties hereto understands and agrees that, except as otherwise expressly provided in the Merger Agreement, no party hereto is, in this Distribution Agreement or in any other agreement or document contemplated by this Distribution Agreement or otherwise, making any representation or warranty whatsoever, including, without limitation, as to title, value or legal sufficiency. It is also agreed and understood that all assets either transferred to or retained by the parties, as the case may be, shall be "as is, where is" and that (subject to Section 2.6) the party to which such assets are to be transferred hereunder shall bear economic and legal risk that any conveyances of such assets shall prove to be insufficient or that such party's or any Subsidiary's title to any such assets shall be other than good and marketable and free from encumbrances.

  Section 2.8. Guarantees. Except as otherwise specified in any Ancillary Agreement, each of GranCare and SNFCo shall use its commercially reasonable efforts to have, on or prior to the Time of Distribution, or as soon as practicable thereafter, (a) GranCare and any of the Pharmacy Subsidiaries removed as guarantor of or obligor for any True SNFCo Liability and (b) SNFCo and any of the SNFCo Subsidiaries removed as a guarantor of or obligor for any True GranCare Liability, in each case, without the requirement that it pay any additional consideration in connection with obtaining the same.

  Section 2.9. Witness Services. At all times from and after the Distribution Date, each of GranCare and SNFCo shall use their commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries' officers, directors, employees and agents as witnesses to the extent that (a) such persons may reasonably be required in connection with the prosecution or defense of any Action in which the requesting party may from time to time be involved and (b) there is no conflict of interest in the Action between the requesting party and GranCare or SNFCo, as applicable. A party providing witness services to the other party under this Section shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses and direct costs of employees who are witnesses, as may be reasonably incurred in providing such witness services.

  Section 2.10. Certain Post-Distribution Transactions.

  (a) GranCare shall comply with and otherwise not take any action inconsistent with each representation, covenant and statement made, or to be made, to GranCare's tax counsel in connection with such firm's rendering of an opinion to GranCare and SNFCo as to certain tax aspects of the Distribution.

  (b) SNFCo shall comply with and otherwise not take any action inconsistent with each representation, covenant and statement made, or to be made, to SNFCo's tax counsel in connection with such firm's rendering of an opinion to GranCare and SNFCo as to certain tax aspects of the Distribution.

  Section 2.11. Directors and Officers Liability Insurance. From and after the Time of Distribution to the third anniversary of the Distribution Date, GranCare and SNFCo (and Vitalink as the successor to GranCare) will maintain in full force and effect in such manner as is contemplated by Section 5.10 of the Merger Agreement, all Company Policies providing directors and officers liability insurance ("D&O Insurance Policies") (or, through the purchase of an alternative policy, the full benefits and coverage of such D&O Insurance Policies) and shall not consent to any amendment of the terms of such policies that may be adverse to any persons covered by such insurance except as may otherwise be permitted by Section 5.10 of the Merger Agreement. The provisions of this Section 2.11 are intended for the benefit of, and shall be enforced by, each of the persons covered by the D&O Insurance Policies.

  Section 2.12. Insurance. Except as contemplated by Article V and Section
2.11 hereof, any and all omnibus coverage of GranCare and the Pharmacy Subsidiaries under Company Policies will terminate (and will not be replaced) as of the Time of Distribution and from and after the Time of Distribution GranCare and SNFCo shall each obtain such continuing coverage as may be deemed necessary or appropriate.

  Section 2.13. Ancillary Agreements. Effective as of the Time of Distribution, each of GranCare and SNFCo shall enter into, and/or (where applicable) shall cause their respective Subsidiaries to enter into, the Ancillary Agreements and, subject to Vitalink's prior approval, which shall not be unreasonably withheld, any other agreements in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

                                 ARTICLE III.

                                Indemnification

  Section 3.1. Indemnification by GranCare. Subsequent to the Time of Distribution, except as otherwise specifically set forth in any provision of this Distribution Agreement or of any Ancillary Agreement, GranCare (and Vitalink as the successor to GranCare) shall indemnify, defend and hold harmless the SNFCo Indemnitees from and against any and all Indemnifiable Losses of the SNFCo Indemnitees arising out of, by reason of or otherwise in connection with (a) the Institutional Pharmacy Liabilities, (b) the breach, whether before or after the Time of Distribution, by GranCare or the Pharmacy Subsidiaries of any provision of this Distribution Agreement or any Ancillary Agreement or (c) the Proxy Statement/Prospectus to the extent that such Indemnifiable Loss relates to or arises out of information contained in the Proxy Statement/Prospectus that specifically relates to Vitalink.

  Section 3.2. Indemnification by SNFCo. Subsequent to the Time of Distribution, except as otherwise specifically set forth in any provision of this Distribution Agreement or of any Ancillary Agreement, SNFCo shall indemnify, defend and hold harmless the GranCare Indemnitees from and against any and all Indemnifiable Losses of the GranCare Indemnitees arising out of, by reason of or otherwise in connection with (a) the Skilled Nursing Liabilities, (b) the breach, whether before or after the Time of Distribution, by SNFCo or the SNFCo Subsidiaries of any provision of this Distribution Agreement or any Ancillary Agreement, (c) the Spin Registration Document (as defined in the Merger Agreement) that shall be prepared by SNFCo and filed with the Commission pertaining to the registration of the SNFCo Common Stock to be issued in the Distribution or (d) the Proxy Statement/Prospectus to the extent that such Indemnifiable Loss relates to or arises out of information contained in the Proxy Statement/Prospectus that specifically relates to SNFCo or GranCare.

  Section 3.3. Limitations on Indemnification Obligations.

  (a) The amount that any party (an "Indemnifying Party") is or may be required to pay to any other person (an "Indemnitee") pursuant to Section 3.1 or Section 3.2, as applicable, shall be reduced (retroactively or prospectively) by any Insurance Proceeds or other amounts actually recovered by or on behalf of such Indemnitee in respect of the related Indemnifiable Loss. If an Indemnitee shall have received the payment required by this Distribution Agreement from an Indemnifying Party in respect of an Indemnifiable Loss and shall subsequently receive Insurance Proceeds or other amounts in respect of such Indemnifiable Loss, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Distribution Agreement in respect of such Indemnifiable Loss.

  (b) Any loss, liability, claim, damage, demand, cost or expense relating to or arising out of information contained in the Proxy Statement/Prospectus that does not specifically relate to either Vitalink, on the one hand, or SNFCo or GranCare, on the other hand, shall constitute a Shared Liability for purposes of this Distribution Agreement and no party hereto or their successor shall be entitled to indemnification in respect thereof.

  Section 3.4. Procedures for Indemnification. If a claim or demand is made against an Indemnitee by any person who is not a party to this Distribution Agreement (a "Third Party Claim") as to which such Indemnitee is entitled to indemnification pursuant to this Distribution Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within 20 business days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that failure to give such notification within such 20 business day period shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within 20 business days) after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

  If a Third Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges in writing its obligation to indemnify the Indemnitee therefor, to assume the defense thereof with counsel selected by the Indemnifying Party; provided that such counsel is not reasonably objected to by the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof except as otherwise expressly provided for in Section 2.9 of this Distribution Agreement. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee (i) for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the 20 business day period prior to the time the Indemnitee shall have given notice of the Third Party Claim as provided above) or (ii) in the event the Indemnitee reasonably determines, based on the advice of its counsel that there shall exist a conflict of interest between the Indemnitee and the Indemnifying Party or that there are defenses available to the Indemnitee that are not available to the Indemnifying Party, the effect of which shall be to make it impractical for the Indemnitee and the Indemnifying Party to be jointly represented by the same counsel, in which case the Indemnifying Party shall be liable for the fees and expenses of one counsel for all Indemnitees in any single or series of related Actions. If the Indemnifying Party so elects to assume the defense of any Third Party Claim, the Indemnitee shall cooperate with the Indemnifying Party in the defense or prosecution thereof.

  If the Indemnifying Party acknowledges in writing liability for indemnification of a Third Party Claim, then in no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third

Party Claim without the Indemnifying Party's prior written consent; provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party acknowledges in writing liability for indemnification of a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend that by its terms (i) obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, (ii) releases the Indemnitee completely in connection with such Third Party Claim and (iii) would not otherwise adversely affect the Indemnitee; provided, however, that the Indemnitee may refuse to agree to any such settlement, compromise or discharge and may assume the defense of such Third Party Claim if the Indemnitee agrees (A) that the Indemnifying Party's indemnification obligation with respect to such Third Party Claim shall not exceed the amount that would have been required to be paid by or on behalf of the Indemnifying Party in connection with such settlement, compromise or discharge and (B) to assume all costs and expenses thereafter incurred in connection with the defense of such Third Party Claim (other than those contemplated by subclause (A) herein above).

  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief other than money damages against the Indemnitee which the Indemnitee reasonably determines, based on the advice of its counsel, cannot be separated from any related claim for money damages. If such equitable or other relief portion of the Third Party Claim can be so separated from the claim for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

  Section 3.5. Indemnification Payments. Indemnification required by this
Article III shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred.

  Section 3.6. Other Adjustments.

  (a) The amount of any Indemnifiable Loss shall be (i) increased to take into account any net Tax cost actually incurred by the Indemnitee arising from any payments received from the Indemnifying Party (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit actually realized by the Indemnitee arising from the incurrence or payment of any such Indemnifiable Loss. In computing the amount of such Tax cost or Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any payment with respect to an Indemnifiable Loss or the incurrence or payment of any Indemnifiable Loss.

  (b) In addition to any adjustments required pursuant to Section 3.3 hereof or clause (a) of this Section 3.6, if the amount of any Indemnifiable Loss shall, at any time subsequent to the payment required by this Distribution Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Distribution Agreement in respect of such Indemnifiable Loss.

  Section 3.7. Survival of Indemnities. The obligations of GranCare and SNFCo under this Article III shall survive the sale or other transfer by either of them of any assets or businesses or the assignment by either of them of any Liabilities, with respect to any Indemnifiable Loss of any Indemnitee related to such assets, businesses or Liabilities and shall be binding on the successors and assigns of all, or substantially all, of their respective assets and business.

                                  ARTICLE IV.

                             Access to Information

  Section 4.1. Provision of Corporate Records.

  (a) Unless otherwise specified in the procedures set forth in Schedule 4.3(b) hereto, after the Distribution Date, upon the prior written request by SNFCo for specific and identified agreements, documents, books, records or files (collectively, "Records") relating to or affecting SNFCo, GranCare shall arrange, as soon as reasonably practicable following the receipt of such request, for the provision of appropriate copies of such Records (or the originals thereof if SNFCo has a reasonable need for such originals) in the possession of GranCare or any of its Subsidiaries, but only to the extent such items are not already in the possession SNFCo.

  (b) Unless otherwise specified in the procedures set forth in Schedule 4.3(b) hereto, after the Distribution Date, upon the prior written request by GranCare for specific and identified Records relating to or affecting GranCare, SNFCo shall arrange, as soon as reasonably practicable following the receipt of such request, for the provision of appropriate copies of such Records (or the originals thereof if GranCare has a reasonable need for such originals) in the possession of SNFCo or any of its Subsidiaries, but only to the extent such items are not already in the possession of GranCare.

  Section 4.2. Access to Information.

  (a) Unless otherwise specified in the procedures set forth in Schedule 4.3(b) hereto, from and after the Distribution Date, each of GranCare and SNFCo shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the personnel, properties, books and records of such party and its Subsidiaries insofar as such access is reasonably required by the other party.

  (b) For a period of five years following the Distribution Date, each of GranCare and SNFCo shall provide to the other, promptly upon request, all documents that shall be publicly filed by it and by any of its respective Subsidiaries with the Commission pursuant to the periodic and interim reporting requirements of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder.

  (c) Each of GranCare and SNFCo shall afford to the other access during normal business hours to their respective properties, subject to appropriate restrictions and limitations, and will consult and cooperate with each other for the purpose of conducting air, water or soil testing reasonably necessary in connection with the determination and fulfillment of indemnification obligations or in connection with Shared Liabilities under this Distribution Agreement.

  Section 4.3. Reimbursement; Other Matters.

  (a) Except to the extent otherwise contemplated by any Ancillary Agreement and except as limited by any indemnification obligation set forth in this Distribution Agreement, a party providing Records or access to information or properties under this Article IV shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Records or access to information or properties.

  (b) The parties hereto shall comply with those document retention policies as shall be set forth in Schedule 4.3(b) hereto.

  Section 4.4. Confidentiality. Each of (a) GranCare and the Pharmacy Subsidiaries and (b) SNFCo and the SNFCo Subsidiaries shall not use or permit the use of (without the prior written consent of the other) and shall hold, and shall cause its consultants and advisors to hold, in strict confidence, all information concerning the other party in its possession, its custody or under its control (except to the extent that (i) such information has been in the public domain through no fault of such party or (ii) such information has been later lawfully acquired from other sources by such party or (iii) this Distribution Agreement or any other Ancillary Agreement or any other agreement entered into pursuant hereto permits the use or disclosure of such information) to the extent such information (A) relates to the period up to the Time of Distribution, (B) relates to any Ancillary Agreement or (C) is obtained in the course of performing pursuant to any Ancillary Agreement, and each party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other person, except such party's auditors, consultant's or attorneys, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by law and such party has used commercially reasonable efforts to consult with the other affected party prior to such disclosure. To the extent that a party hereto is compelled by judicial or administrative process to disclose such information under circumstances in which any evidentiary privilege would be available, such party agrees to assert (or permit the other party a commercially reasonable opportunity to assert) such privilege in good faith prior to making such disclosure. Each of the parties hereto agrees to consult with the other party in connection with any such judicial or administrative process, including, without limitation, in determining whether any privilege is available, and further agrees to allow such other party and its counsel to participate in any hearing or other proceeding (including, without limitation, any appeal of an initial order to disclose) in respect of such disclosure and assertion of privilege.

                                  ARTICLE V.

                                   Insurance

  Section 5.1. Policies and Rights Included Within Assets Maintenance of
Coverage.

  (a) The Skilled Nursing Assets shall include any and all rights of an insured party under each of the Company Policies, subject to the terms of such Company Policies and any limitations or obligations of SNFCo contemplated by this Article V, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Time of Distribution by any party in or in connection with the conduct of the Skilled Nursing Business which claims are asserted subsequent to the Distribution Date.

  (b) The Institutional Pharmacy Assets shall include any and all rights of an insured party under each of the Company Policies, subject to the terms of such Company Policies and any limitations or obligations of GranCare contemplated by this Article V, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Time of Distribution by any party in or in connection with the conduct of the Institutional Pharmacy Business which claims are asserted subsequent to the Distribution Date.

  (c) Except as otherwise agreed to in writing between GranCare and SNFCo (which agreement shall be acknowledged and consented to by Vitalink), GranCare shall maintain in effect until the Time of Distribution all Company Policies in effect as of the date hereof and the insurance coverages and limits will be maintained at substantially the same levels as are reflected on the schedule of Company Policies attached hereto as Schedule 5.1(c). Subsequent to the Distribution Date, the parties hereto will be responsible for maintaining their respective risk management programs.

  Section 5.2. Post-Time of Distribution Claims Against SNFCo. If, subsequent to the Time of Distribution, any person shall assert a claim against SNFCo or any of the SNFCo Subsidiaries (including, without limitation, where SNFCo or the SNFCo Subsidiaries are joint defendants with other persons) with respect to any claim, suit, action, proceeding, injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Time of Distribution in or in connection with the conduct of the Skilled Nursing Business, and which claim, suit, action, proceeding, injury, loss, liability, damage or expense may arise out of an insured or insurable occurrence under one or more of the Company Policies, GranCare shall, at the time such claim is asserted, to the extent any such Company Policy may require that Insurance Proceeds thereunder be collected directly by the party against whom the Insured Claim is asserted, be deemed to designate, without need of further documentation, SNFCo as the agent and attorney-in-fact to assert and to collect any related Insurance Proceeds under such Company Policy, and shall further be deemed to assign, without need of further documentation, to SNFCo any and all rights of an insured party under such Company Policy with respect to such asserted claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer and the right to any applicable Insurance Proceeds thereunder.

  Section 5.3. Administration; Other Matters.

  (a) From and after the Time of Distribution, SNFCo shall be responsible for
(i) Insurance Administration of the Company Policies and (ii) Claims Administration under such Company Policies with respect to Institutional Pharmacy Liabilities and Skilled Nursing Liabilities that relate to claims asserted prior to the Distribution Date and SNFCo shall be responsible for any premiums, deductibles and retentions in respect of such Company Policies and the cost of any such claims shall be the sole responsibility and obligation of SNFCo including, without limitation, claims (and related costs and expenses) that exceed the limits of the applicable Company Policy or where the limits of the applicable Company Policy have been exhausted, and any resulting actuarial gains or losses shall inure solely to SNFCo. From and after the Time of Distribution, GranCare shall file with SNFCo all claims asserted subsequent to the Time of Distribution that relate to occurrences prior to the Time of Distribution arising out of or in connection with the Institutional Pharmacy Business and SNFCo shall be responsible for notifying the appropriate insurance carrier and providing GranCare with copies of all correspondence relating to such notification. Thereafter, GranCare shall be responsible for Claims Administration relating to all such claims wherein SNFCo shall not be named as a co-defendant and GranCare shall provide SNFCo with copies of all correspondence, documents and other materials that may be material to an understanding by SNFCo of the status of such claims; it being expressly acknowledged and agreed that SNFCo's retention of the administrative responsibilities for submitting notices of claims under the appropriate Company Policies shall not relieve GranCare of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner. Subject to the indemnification provisions of Article III, each of the parties hereto shall administer and pay any costs relating to defending its respective Insured Claims under Company Policies to the extent such defense costs are not covered under such Company Policies and shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Company Policies.

  (b) Allocation of Insurance Proceeds. Except as otherwise provided in Sections 5.2 and 5.3(a), Insurance Proceeds received with respect to claims, costs and expenses under the Company Policies shall be paid to SNFCo, which shall thereafter administer the Company Policies by paying the Insurance Proceeds, as appropriate, to GranCare with respect to Institutional Pharmacy Liabilities and retaining such proceeds that relate to Skilled Nursing Liabilities (except for Insurance Proceeds that are received in respect of Insured Claims asserted prior to the Time of Distribution relating to occurrences arising prior to the Time of Distribution which Insurance Proceeds will be retained by SNFCo). Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from such Policies will be made by SNFCo to GranCare where appropriate upon receipt from the insurance carrier. In the event that the aggregate limits on any Company Policies are exceeded by the aggregate outstanding Insured Claims by both of the parties hereto, such parties shall agree on an equitable allocation of Insurance Proceeds based upon their respective bona fide claims. The parties agree to use commercially reasonable efforts to maximize available coverage under those Company Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a Company Policy have been exceeded or would be exceeded as a result of such Insured Claim.

  Section 5.4. Agreement for Waiver of Conflict and Shared Defense. With respect to any claims asserted subsequent to the Time of Distribution that relate to occurrences prior to the Time of Distribution arising out of or in connection with the Institutional Pharmacy Business as to which GranCare shall have, in accordance with Section 5.3(a), filed such claim with SNFCo for purposes of giving notice to the appropriate insurance carrier, if GranCare and SNFCo are named as co-defendants in respect of such claim then the Claims Administration relating thereto will be shared equally by GranCare and SNFCo and any conflict of interest necessary to the conduct of the joint defense shall be deemed waived. Nothing in this Section 5.4 shall be construed to limit or otherwise alter in any way the obligations of the parties to this Distribution Agreement, including those created by this Distribution Agreement, by operation of law or otherwise.

  Section 5.5. Cooperation. The parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

                                  ARTICLE VI.

                              Dispute Resolution

  In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Distribution Agreement or otherwise arising out of, or in any way related to this Distribution Agreement, including, without limitation, any claim based on contract, tort, statute or constitution (collectively, "Distribution Agreement Disputes"), the party asserting the Distribution Agreement Dispute shall give written notice to the other party of the existence and nature of such Distribution Agreement Dispute. Thereafter, the general counsels of the respective parties shall negotiate in good faith for a period no less than 60 days after the date of the notice in an attempt to settle such Distribution Agreement Dispute. If after such 60 calendar day period such general counsels are unable to settle such Distribution Agreement Dispute, any party hereto may commence arbitration by giving written notice to all other party that such Distribution Agreement Dispute has been referred to the American Arbitration Association for arbitration in accordance with the provisions of this Article.

  All Distribution Agreement Disputes shall be settled by arbitration in Atlanta, Georgia, before a single arbitrator in accordance with the rules of the American Arbitration Association (the "Rules"). The arbitrator shall be selected by the mutual agreement of all parties, but if they do not so agree within twenty (20) days after the date of the notice of arbitration referred to above, the selection shall be made pursuant to the Rules from the panels of arbitrators maintained by the American Arbitration Association. The arbitrator shall be an individual with substantial professional experience with regard to resolving or settling sophisticated commercial disputes.

  Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance therewith shall be final and binding and there shall be no right of appeal therefrom. The parties agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules, and agree to the entry of a judgment in any jurisdiction upon any award rendered in such proceedings becoming final under the Rules.

  In the award the arbitrator shall allocate, in his or her discretion, among the parties to the arbitration all costs of the arbitration, including, without limitation, the fees and expenses of the arbitrator and reasonable attorneys' fees, costs and expert witness expenses of the parties. Absent such an allocation by the arbitrator, each party shall pay its own expenses of arbitration, and the expenses of the arbitrator shall be equally shared.

  Nothing contained in this Article shall prevent the parties from settling any Distribution Agreement Dispute by mutual agreement at any time.

                                 ARTICLE VII.

                                 Miscellaneous

  Section 7.1. Complete Agreement; Construction. This Distribution Agreement, including the Schedules and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Distribution Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of this Distribution Agreement and the Schedules and the provisions of (i) the Merger Agreement, the Merger Agreement shall control and (ii) an Ancillary Agreement, such Ancillary Agreement shall control; provided, however, that the provisions of this Distribution Agreement shall govern in the event of and to the extent of any conflict between the provisions of this Distribution Agreement and the provisions of the Transfer and Assumption Instruments.

  Section 7.2. Counterparts. This Distribution Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

  Section 7.3. Survival of Agreements. Except as otherwise contemplated by this Distribution Agreement, all covenants and agreements of the parties contained in this Distribution Agreement shall survive the Distribution Date.

  Section 7.4. Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or automatic machine generated confirmation) to the parties at the following address (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

      To GranCare:

      GranCare, Inc.
      One Ravinia Drive
      Suite 1500
      Atlanta, Georgia 30346
      Attn: General Counsel and Secretary
      Telecopy: (770) 698-8199

      To SNFCo:

      GCI Properties, Inc.
      c/o GranCare, Inc.
      One Ravinia Drive
      Suite 1500
      Atlanta, Georgia 30346
      Attn: General Counsel and Secretary
      Telecopy: (770) 698-8199

  Section 7.5. Waivers. The failure of either party to require strict performance by the other party of any provision in this Distribution Agreement will not waive or diminish that party's right to demand strict performance thereafter of that or any other provision hereof.

  Section 7.6. Amendments. Subject to the terms of Section 7.9 hereof, this Distribution Agreement and the Ancillary Agreements may not be modified or amended except by an agreement in writing signed by the parties and, for so long as the Merger Agreement shall be in effect, approved by Vitalink.

  Section 7.7. Assignment. This Distribution Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all the assets of a party hereto. Otherwise this Distribution Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other party, and any attempt to assign any rights or obligations arising under this Distribution Agreement without such consent shall be void.

  Section 7.8. Successors and Assigns. The provisions of this Distribution Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, including, without limitation, Vitalink.

  Section 7.9. Termination. This Agreement (including, without limitation,
Section 2.11 and Article III hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of GranCare without the approval of SNFCo or the shareholders of GranCare. In the event of such termination, no party shall have any liability of any kind to any other party or any other person. After the Distribution, this Distribution Agreement may not be terminated except by an agreement in writing signed by the parties; provided, however, that Section
2.11 shall not be terminated or amended after the Distribution in respect of the third party beneficiaries thereto without the consent of such persons.

  Section 7.10. Subsidiaries. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party or by any entity that is contemplated to be a Subsidiary of such party on and after the Distribution Date.

  Section 7.11. Third Party Beneficiaries. The parties expressly acknowledge that at the Effective Time GranCare will be merged with and into Vitalink, all obligations of GranCare hereunder shall become obligations of Vitalink, and actions of GranCare hereunder to be taken after the Time of Distribution shall be taken by Vitalink. Except as provided in Section 2.11 relating to directors and officers liability insurance, this Distribution Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and Affiliates and permitted successors and assigns and shall not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Distribution Agreement.

  Section 7.12. Attorney Fees. Except as contemplated by an arbitrator's decision pursuant to Article VI hereof, a party in breach of this Distribution Agreement shall, on demand, indemnify and hold harmless the other party hereto for and against all reasonable out-of-pocket expenses, including, without limitation, reasonable legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Distribution Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled hereunder or otherwise.

  Section 7.13. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Distribution Agreement.

  Section 7.14. Schedules. The Schedules shall be construed with and as an integral part of this Distribution Agreement to the same extent as if the same had been set forth verbatim herein.

  Section 7.15. Specific Performance. Each of the parties hereto acknowledges that there is no adequate remedy at law for failure by such parties to comply with the provisions of this Distribution Agreement and that such failure would cause immediate harm that would not be adequately compensable in damages, and therefore agree that their agreements contained herein may be specifically enforced without the requirement of posting a bond or other security, in addition to all other remedies available to the parties hereto under this Distribution Agreement.

  Section 7.16. Governing Law. This Distribution Agreement shall be governed by and construed in accordance with the laws of the state of Georgia applicable to contracts executed in and to be performed in that state.

  Section 7.17. Severability. In the event any one or more of the provisions contained in this Distribution Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which shall, to the greatest extent possible, approximate that of the invalid, illegal or unenforceable provisions.

  IN WITNESS WHEREOF, the parties have caused this Distribution Agreement to be duly executed as of the day and year first written above.

                                          GranCare, Inc.

                                          By:     /s/ Gene E. Burleson
                                              ---------------------------------
                                              Name:   Gene E. Burleson
                                              Title:  Chairman, President and
                                                      Chief Executive Officer

                                          New GranCare, Inc.


                                          By:     /s/ M. Scott Athans
                                              ----------------------------------
                                              Name:   M. Scott Athans
                                              Title:  President and Chief
                                                      Executive Officer

                                                                      EXHIBIT A

                       INTERNAL SCOUT RESTRUCTURING PLAN

  The following is an outline of the steps that will be taken prior to undertaking the Distribution and the Merger.

  1. GCI Properties, Inc., a California corporation ("GCI Properties"), a first-tier subsidiary of GranCare Health Services, Inc., a California corporation ("GCHS") and a second-tier subsidiary of GranCare, Inc., a California corporation ("GCI"), and which will be the subsidiary whose stock is distributed to the shareholders of GCI, will be reincorporated as New GranCare, Inc., a Delaware corporation ("New GranCare") through the merger of GCI Properties with and into New GranCare.

  2. TeamCare, Inc., a Delaware corporation, will change its name to TCI, Inc. ("TCI").

  3. GCHS will reincorporate as a Delaware corporation under the name "TeamCare, Inc." ("TeamCare").

  4. TCI, which is a first-tier subsidiary of TeamCare and a second-tier subsidiary of GCI, will be merged with and into TeamCare, with TeamCare as the survivor, so that the following corporations will become first-tier, wholly-owned subsidiaries of TeamCare:

   CompuPharm of Northern California, Inc., a California corporation ("CompuPharm NC")
   CompuPharm of Southern California, Inc., a California corporation ("CompuPharm SC")
   GCI Innovative Pharmacy, Inc., a Wisconsin corporation ("GCI Innovative") TeamCare of Indiana, Inc., an Indiana corporation ("TeamCare Indiana") Drug Systems, Inc., a Colorado corporation ("DSI")
   TeamCare of Virginia, Inc., a Virginia corporation ("TeamCare-VA") TeamCare of Wisconsin, Inc., a Wisconsin corporation ("TeamCare of Wisconsin")
   CapCare Health Services, Inc., an Illinois corporation ("CapCare") Renaissance Mental Health Center, Inc., a Wisconsin corporation ("Renaissance")
   CompuPharm Ohio Pharmacy, Inc., an Ohio corporation ("CompuPharm-Ohio") TeamCare Clinical Services, Inc. a New Jersey corporation ("TeamCare Clinical Services")

  5. TeamCare of New Jersey, Inc., a New Jersey corporation ("TeamCare of New Jersey"), which is a first-tier subsidiary of TeamCare and a second-tier subsidiary of GCI, will be merged with and into TeamCare, with TeamCare as the survivor.

  6. CompuPharm SC, DSI, TeamCare of Wisconsin and CapCare will be merged with and into TeamCare.

  7. TeamCare will transfer all the stock of the following corporations to New
GranCare:

   AMS Green Tree, Inc., a Wisconsin corporation ("AMS-GT")
   American-Cal Medical Services, Inc., a California corporation ("Am-Cal") HMI Convalescent Care, Inc., a California corporation ("HMI")
   GranCare South Carolina, Inc., a South Carolina corporation ("GC-SC") GCI Palm Court, Inc., a California corporation ("GCI-PC")
   GCI East Valley Medical & Rehabilitation Center, Inc., an Arizona corporation ("GCI-EV")
   GCI Realty, Inc., a Delaware corporation ("GCI Realty")
   GCI Jolley Acres, Inc., a South Carolina corporation ("GCI-JA")
   GCI Prince George, Inc., a South Carolina corporation ("GCI-PG")
   GCI Springdale Village., Inc., a South Carolina corporation ("GCI-SV") GCI Village Green, Inc., a South Carolina corporation ("GCI-VG")
   GCI Faith Nursing Home, Inc., a South Carolina corporation ("GCI-FN") GCI Rehab, Inc., a California corporation ("GCI Rehab")
   GCI-Cal Health Care Centers, Inc., a California corporation ("GCI-Cal
   HCC")
   GranCare Home Health Services, Inc., a California corporation ("GCI-Cal
   HH")
   Renaissance Mental Health Center, Inc., a Wisconsin corporation

  8. TeamCare will distribute all of the stock of New GranCare to GCI.

  9. Winyah Dispensary, LTC of North Carolina, Inc., a North Carolina corporation ("Winyah-NC"), and TeamCare of South Carolina, Inc., a South Carolina corporation ("TeamCare South Carolina"), which are wholly owned by GCI, will merge with and into TeamCare, with TeamCare as the survivor.

  10. The pharmacy assets held by Omega/Indiana Pharmacy, L.P., a Delaware limited partnership in which Omega/Indiana Care Corporation ("O/I Care"), a wholly owned subsidiary of Evergreen Health Care, Inc., a Georgia corporation ("Evergreen") is the sole general partner and Evergreen is the sole limited partner, will be sold at fair market value to TeamCare Indiana. Evergreen is a wholly owned subsidiary of GCI.

  11. The pharmacy assets held by Evergreen Healthcare Ltd., L.P., an Indiana limited partnership in which O/I Care is the sole general partner and Evergreen is the sole limited partner will be sold at fair market value to TeamCare.

  12. Any institutional pharmacy assets owned by GCI or any of its subsidiaries engaged in the skilled nursing facility business which are used or useful in the conduct of the institutional pharmacy business will be sold to TeamCare at a specified price determined to be fair market value and will be delivered to TeamCare as they are identified.

  13. GCI will transfer to New GranCare all the stock of the following corporations along with any other assets that are owned by GCI or its then existing pharmacy subsidiaries (TeamCare, CompuPharm-NC, GCI-Innovative, TeamCare Indiana, TeamCare-VA, Renaissance, CompuPharm-Ohio, TeamCare Clinical Services, Inc. and S.P.A.N. Purchasing, Inc.) that are not used or useful in the conduct of the institutional pharmacy business.

   AMS Properties, Inc., a Delaware corporation ("AMS-Properties")
   Evergreen Healthcare, Inc., a Georgia corporation ("Evergreen")
   GCI Health Care Centers, Inc., a Delaware corporation ("GCI-HCC")
   GC Services, Inc., a California corporation ("GC-Services")
   GCI Valley Manor Health Care Center, Inc., a Colorado corporation ("GCI Valley Manor")
   GCI Camelia Care Center, Inc., a Colorado corporation ("GCI-Camelia") Cornerstone Health Management Company, a Delaware corporation
   ("Cornerstone")
   HostMasters, Inc., a California corporation ("HostMasters")
   GCI-Colter Village, Inc., an Arizona corporation ("GCI-Colter")
   GCI Indemnity, Inc., a Hawaii corporation ("GCI-Indemnity")
   GCI-Bella Vita, Inc., a Colorado corporation ("GCI Bella Vita") GCI-Wisconsin Properties, Inc., a Wisconsin corporation ("GCI-Wisconsin") GranCare GPO Services, Inc., a Georgia corporation
   GranCare Trading, Inc., a Georgia corporation
   GCI Simi Valley Healthcare Center, Inc., a California corporation Professional Health Care Management, Inc., a Michigan corporation ("PHCM")

                  [STEPS 1 THROUGH 12 WILL BE TAKEN AS SOON AS
            PRACTICABLE ONCE THE MERGER AGREEMENT HAS BEEN SIGNED.]

  14. Simultaneously with the approval of the transaction by GCI's shareholders, it is estimated that New GranCare will borrow approximately $165 million from an unrelated third party. New GranCare will use the $165 million to pay off any intercompany indebtedness owed to GCI, TeamCare, and/or any TeamCare subsidiaries. Any cash in excess of the intercompany indebtedness will be distributed as a dividend to GCI. The dividend will be eliminated from GCI's taxable income under the provisions of the consolidated return regulations.

  15. GCI will use all of the cash distributed to GCI by New GranCare which is not used to pay down intercompany indebtedness to pay down third party indebtedness (i.e., the convertible notes and the revolving credit agreement). In order to ensure (for tax purposes) that the cash is in fact used to pay down third party debt, an escrow or some other arrangement should be implemented with respect to the receipt and disbursement of the cash in order to establish that the cash was so used.

  16. GCI will distribute all of the stock of New GranCare to GCI's shareholders pro rata.

  17. GCI will merge with and into Vitalink, with Vitalink as the survivor.

  18. New GranCare will change its name to GranCare, Inc.